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                                                                  EXHIBIT 12 (B)

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                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
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               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS


                                                                                                                 12 Months
                                                                                                                   Ended
                                                                YEARS ENDED DECEMBER 31,                         Sept. 30,
                                         ------------  ------------  -------------  ------------  ------------  ------------
                                            1993          1994           1995          1996          1997          1998
                                         ------------  ------------  -------------  ------------  ------------  ------------
                                                              (Millions of Dollars, where applicable)
Earnings as Defined in Regulation S-K (A):

Net Income                                      $615           $659          $617          $535          $528          $628
Income Taxes (B)                                 307            302           326           268           286           435
Fixed Charges                                    401            408           419           438           450           438
                                         ------------  ------------- -------------  ------------  ------------  ------------
Earnings                                      $1,323         $1,369        $1,362        $1,241        $1,264        $1,501
                                         ============  ============= =============  ============  ============  ============

Fixed Charges as Defined in Regulation S-K (C):

Total Interest Expense                          $390           $396          $407          $399          $395          $383
Interest Factor in Rentals                        11             12            12            11            11            11
Subsidiaries' Preferred Securities
    Dividend Requirements                        --             --            --             28            44            44
Preferred Stock Dividends                         38             42            49            23            12            10
Adjustment to Preferred Stock
    Dividends to state on a pre-income
    tax basis                                     19             19            24            12             6             7
                                         ------------  ------------- -------------  ------------  ------------  ------------
Total Fixed Charges                             $458           $469          $492          $473          $468          $455
                                         ============  ============= =============  ============  ============  ============

Ratio of Earnings to Fixed Charges              2.89           2.92          2.77          2.62          2.70          3.30
                                         ============  ============= =============  ============  ============  ============

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period and
      (b) the actual amount of any preferred stock dividend requirements of majority-owned subsidiaries which were included in such fixed charges amount but not deducted in the determination of pretax income.

(B)   Includes State income taxes and Federal income taxes for other income.

(C) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for Public Service Electric and Gas Company.
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